Exhibit 99.1

NEXGEL Reports Second Quarter 2022 Financial Results

Second quarter 2022 revenue increased 35% YoY and 42% sequentially to $561 Thousand

Company sees growth in its branded consumer products and launches MEDAGEL Pro Pads

LANGHORNE, Pa. – August 10, 2022 – NEXGEL, Inc. (“NEXGEL” or the “Company”) (NASDAQ: “NXGL”), a leading provider of ultra-gentle, high-water-content hydrogel products for healthcare and consumer applications, today announced its financial results for the second quarter ended June 30, 2022.

Adam Levy, NEXGEL Chief Executive Officer, commented, “During the second quarter of 2022, we successfully continued to grow revenue year-over-year. I am particularly pleased with our ability to generate positive gross profit during the quarter and, from an operating perspective, we increased our investment in R&D for the long-term growth opportunities of the business. Our growth is attributable to our branded products and contract manufacturing segments. Within the branded product segment, we are focused on expanding our hydrogel line and recently introduced our 11th product in July, MEDAGEL Pro Pads. We also saw increased demand within our contract manufacturing business, which continues to advance as a result of sustained use in our customers’ line extensions. We are moving forward with our plan to advance NEXDrape, our first potential medical device product, and expect clinical data before the end of the year. As of June 30, 2022, we had $9.7 million of cash and cash equivalents, including our investment in treasuries of $5.4 million, which we believe provides us with a very comfortable balance sheet to continue our planned year-over-year growth the foreseeable future and invest in the business.”

Second Quarter 2022 Financial Highlights

Revenue for the three months ended June 30, 2022 was $561 thousand, an increase of 35%, when compared to $417 thousand for the three months ended June 30, 2021, and a sequential increase of 42% as compared to $396 thousand for the first quarter ended March 30, 2022. The increase in our overall revenue was due to sales growth of new products as well as our initiatives in branded consumer products.

Gross profit was $101 thousand, yielding a 18% gross profit margin, for the three months ended June 30, 2022, as compared to a gross profit of $4 thousand for the three months ended June 30, 2021.

Cost of revenues was $460 thousand for the three months ended June 30, 2022, as compared to $413 thousand for the three months ended June 30, 2021. The increase in cost of revenues is primarily aligned with the increase in revenues in the current year.

Operating expenses, including R&D and SG&A expenses, increased by $262 thousand to $819 thousand for the three months ended June 30, 2022, as compared to $557 thousand for the three months June 30, 2021. During the quarter R&D totaled $111 thousand as compared to $10 thousand during the second quarter of 2021 and $24 thousand during the first quarter of 2022. The increase in SG&A expenses is primarily attributable to increases in compensation and benefits and costs for professional fees and other administrative expenses associated with public company governance requirements.

As of June 30, 2022, NEXGEL had $9.7 million of cash and cash equivalents, which includes an investment in treasuries of $5.4 million.

Second Quarter 2022 Operational Highlights

Launched MEDAGEL Hydroliner Pro Pads. The MEDAGEL Pro Pads are for protecting eyelashes during cosmetic extension and lift and tint services. These under-eye pads provide powerful, yet skin-friendly adhesion aimed at isolating the lower lashes.

Conference Call Details

Management will host a conference call and webcast today at 4:30 p.m. Eastern Time to discuss its quarterly operational and financial results for the second quarter 2022.

NEXGEL Second Quarter 2022 Results Conference Call

Date: August 10, 2022

Time: 4:30 P.M. ET

Live Call: +1-877-407-9208 (U.S. Toll Free) or +1-201-493-6784 (International)

Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1562627&tp_key=63fb56d71d

For interested individuals unable to join the conference call, a replay will be available through August 17, 2022, at +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International). Participants must use the following code to access the replay of the call: 13732071. An archived version of the webcast will also be available on NEXGEL’s Investor Relations site: https://ir.nexgel.com/.

About NEXGEL, INC.

NEXGEL is a leading provider of ultra-gentle, high-water-content hydrogels for healthcare and consumer applications. Based in Langhorne, Pa., the Company has developed and manufactured electron-beam, cross-linked hydrogels for over two decades. NEXGEL has formulated more than 200 different combinations to bring natural ingredients to gentle skin patches that can be worn for long periods of time with little to no irritation.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs, such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance, or achievements to be materially different from any anticipated results, performance, or achievements for many reasons including the impact of the COVID-19 pandemic. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, including but not limited to the discussion under “Risk Factors” therein, which the Company filed with the SEC and which may be viewed at http://www.sec.gov/.

Investor Contacts:

Valter Pinto, Managing Director

KCSA Strategic Communications

212.896.1254

valter@kcsa.com

Media Contacts:

Caitlin Kasunich / Raquel Cona

KCSA Strategic Communications

212.896.1241 / 516.779.2630

ckasunich@kcsa.com / rcona@kcsa.com

NEXGEL, INC

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2022 AND DECEMBER 31, 2021

(Unaudited)

(in thousands, except share and per share data)

	June 30,	December 31,
	2022	2021
ASSETS:
Current Assets:
Cash and cash equivalents	$4,420	$13,350
Marketable securities	5,371	-
Accounts receivable, net	300	209
Inventory	381	291
Prepaid expenses and other current assets	313	77
Total current assets	10,785	13,927
Goodwill	311	311
Intangibles, net	26	33
Property and equipment, net	704	723
Operating lease - right of use asset	1,832	1,926
Other assets	113	63
Total assets	$13,771	$16,983

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$522	$254
Accrued expenses and other current liabilities	85	62
Convertible notes payable	1,240	2,037
Note payable, current portion	18	10
Warrant liability	419	318
Operating lease liability, current portion	207	207
Total current liabilities	2,491	2,888
Long-Term Liabilities:
Operating lease liability, net of current portion	1,669	1,744
Notes payable, net of current portion	263	266
Total long-term liabilities	1,932	2,010
Total liabilities	4,423	4,898

Commitments and Contingencies (Note 14)

Preferred Stock, par value $0.001 per share, 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock, par value $0.001 per share, 750,000,000 shares authorized; 5,572,234 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	6	6
Additional paid-in capital	19,025	18,891
Accumulated deficit	(9,683)	(6,812)
Total stockholders’ equity	9,348	12,085
Total liabilities and stockholders’ equity	$13,771	$16,983

NEXGEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022 AND 2021

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenues, net	$561	$417	$956	$683

Cost of revenues	460	413	884	722

Gross (loss)/profit	101	4	72	(39)

Operating expenses
Research and development	111	10	135	17
Selling, general and administrative	708	547	1,467	1,017
Total operating expenses	819	557	1,602	1,034

Loss from operations	(718)	(553)	(1,530)	(1,073)

Other income (expense)
Interest expense	(348)	(370)	(1,092)	(518)
Loss on debt extinguishment	—	—	(150)	(25)
Debt discount costs	—	(52)	—	(68)
Other income	2	147	2	147
Changes in fair value of warrant liability	29	2	(101)	8
Total other income (expense)	(317)	(273)	(1,341)	(456)
Loss before income taxes	(1,035)	(826)	(2,871)	(1,529)
Income tax expense	—	—	—	—
Net loss	$(1,035)	$(826)	(2,871)	(1,529)
Net loss per common share - basic	$(0.19)	$(0.28)	(0.52)	(0.52)
Net loss per common share - diluted	$(0.19)	$(0.28)	(0.52)	(0.52)
Weighted average shares used in computing net loss per common share - basic	5,572,234	2,939,837	5,572,234	2,918,759
Weighted average shares used in computing net loss per common share – diluted	5,572,234	2,939,837	5,572,234	2,918,759

NEXGEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022 AND 2021

(Unaudited)

(in thousands, except share data)

	Common Stock		Additional Paid-in	Retained Earnings (Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit)	Equity (Deficit)
Balance, January 1, 2022	5,572,234	$6	$18,891	$(6,812)	$12,085

Stock-based compensation	-	-	55	-	55

Net loss	-	-	-	(1,836)	(1,836)

Balance, March 31, 2022	5,572,234	$6	$18,946	$(8,648)	$10,304

Stock-based compensation	-	-	54	-	54

Restricted stock vesting	-	-	25	-	25

Net loss	-	-	-	(1,035)	(1,035)

Balance, June 30, 2022	5,572,234	$6	$19,025	$(9,683)	$9,348

	Common Stock		Additional Paid-in	Retained Earnings (Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit)	Equity (Deficit)
Balance, January 1, 2021	2,838,047	$3	$2,570	$(2,502)	$71

Stock-based compensation	-	-	69	-	69

Restricted stock vesting	-	-	21	-	21

Issuances of common stock, net of issuance costs	101,800	-	285	-	285

Warrants issued for debt issuance	-	-	(18)	-	(18)

Beneficial conversion and warrant features of convertible debt	-	-	1,276	-	1,276

Net loss	-	-	-	(704)	(704)

Balance, March 31, 2021	2,939,847	$3	$4,203	$(3,206)	$1,000

Stock-based compensation	-	-	74	-	74

Restricted stock vesting	39,324	-	21	-	21

Net loss	-	-	-	(826)	(826)

Balance, June 30, 2021	2,979,171	$3	$4,298	$(4,032)	$269

NEXGEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2022	2021
Operating Activities
Net loss	$(2,871)	$(1,529)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	57	56
Changes in ROU asset and operating lease liability	19	6
Share-based compensation	134	185
Changes in fair value of warrant liability	101	(8)
Amortization of deferred financing costs	1,086	528
Loss on extinguishment of debt	150	24
Forgiveness of debt	-	(148)
Beneficial conversion feature in excess of face value	-	51

Changes in operating assets and liabilities:
Accounts receivable	(91)	(146)
Inventory	(90)	7
Prepaid expenses and other assets	(286)	61
Accounts payable	268	(67)
Accrued expenses and other liabilities	28	(15)
Deferred revenue	-	(38)

Net Cash Used in Operating Activities	(1,495)	(1,033)

Investing Activities
Investment in marketable securities	(5,371)	-
Capital expenditures	(31)	(267)
Net Cash Used in Investing Activities	(5,402)	(267)

Financing Activities
Issuance of common stock, net of issuance costs	-	285
Proceeds from notes payable	-	15
Principle payment of notes payable	(2,033)	(15)
Proceeds from notes payable (PPP)	-	128
Proceeds from convertible notes	-	1,337
Principal payment on convertible notes	-	(100)
Net Cash Provided by (Used In) Financing Activities	(2,033)	1,650
Net Increase (Decrease) in Cash and Cash Equivalents	(8,930)	350
Cash and Cash Equivalents – Beginning of period	13,350	32
Cash and Cash Equivalents – End of period	$4,420	$382
Supplemental Disclosure of Cash Flows Information
Cash paid during the year for:
Interest	-	-
Taxes	-	-

Supplemental Non-cash Investing and Financing activities
Fair value of beneficial conversion and warrant features of Convertible Notes Payable	$-	$1,276
Original issue discounts recognized on Convertible Notes Payable	$-	$343
Warrants issued for debt and equity financing costs	$-	$130